EXHIBIT 21

BERGEN BRUNSWIG CORPORATION AND SUBSIDIARIES

SUBSIDIARIES OF REGISTRANT

The following is a list of the significant subsidiaries of registrant as of November 30, 1999:

		PERCENTAGE
		OF VOTING
		SECURITIES
	STATE OF	OWNED BY
NAME	INCORPORATION	REGISTRANT

Durr-Fillauer Medical, Inc.	Delaware	100%

Bergen Brunswig Drug Company	California	(1)

Bergen Brunswig Medical Corporation	Alabama	(1)

Bergen Brunswig Specialty Company	California	(1)

PharMerica, Inc.	Delaware	100%

Stadtlander Operating Company, LLC	Delaware	(2)

(1)	100% owned by Durr-Fillauer Medical, Inc.

(2)	100% owned by Bergen Brunswig Specialty Company